Exhibit 99.1


                  Company Contact:       Michael Umana
                                         Saucony, Inc.
                                         Chief Financial Officer,
                                         Chief Operating Officer/Treasurer
                                         (978) 532-9000
                                         (800) 625-8080

For Immediate Release


                   Investor Relations:        Chad A. Jacobs/Brendon Frey
                                              Integrated Corporate Relations
                                              (203) 222-9013
                                              cjacobs@icr-online.com


             SAUCONY, INC. REPORTS THIRD QUARTER FISCAL 2004 RESULTS


     |X|  Net income increased 59% to $3.4 million

     |X|  Net sales increased 32% to $42.3 million

     |X| Raises net sales and earnings guidance for the fourth quarter and the fiscal year 2004


Peabody, Massachusetts - October 26, 2004 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced financial results for the third quarter ended October 1, 2004.

Net income increased 59% to $3.4 million in the third quarter of 2004, compared to $2.2 million in the third quarter of 2003. Diluted earnings per share increased to $0.45 per Class A share and $0.49 per Class B share in the third quarter of 2004, compared to diluted earnings per share of $0.32 per Class A share and $0.35 per Class B share for the comparable period in 2003. Net sales for the third quarter increased 32%, to $42.3 million, compared to $32.0 million in the third quarter of 2003.

For the nine months ended October 1, 2004, net income increased 53% to $10.7 million, compared to $7.0 million in the comparable period of 2003. Diluted earnings per share increased to $1.43 per Class A share and $1.58 per Class B share, for the nine months ended October 1, 2004, compared to diluted earnings per share of $1.05 per Class A share and $1.15 per Class B share for the comparable period in 2003. Net sales increased 26%, to $133.2 million, in the nine months ended October 1, 2004, compared to $105.5 million in the comparable period of 2003.

Net income for the third quarter ended October 1, 2004, included $300,000 of legal fees related to our review of strategic alternatives and related matters. Net income for the third quarter and for the nine months ended October 1, 2004, included approximately $415,000 and $775,000 of professional fees, respectively, associated with our assessment of internal controls as required under Section 404 of the Sarbanes-Oxley Act. Net income for the third quarter and for the nine months ended October 3, 2003, included a pre-tax benefit of $566,000 recorded in general and administrative expenses as a result of a litigation settlement agreement between the Company and the trustee appointed to oversee the liquidation of assets of a former customer.

John H. Fisher, President and Chief Executive Officer, commented, "It is extremely gratifying to once again generate strong sales and profit growth, as well as registering our 12th consecutive quarter of meeting or exceeding expectations. Our robust top line performance was primarily driven by strength in our domestic mid-priced cross-over, originals and technical running footwear categories. We were also pleased with the growth in our international net sales during the quarter. In addition, our ongoing focus on improving operating efficiencies allowed us to translate a 32% gain in sales into a 59% increase in net income in the third quarter. As we head into the holiday season we expect our positive momentum to continue and accordingly, have increased business outlook for the fourth quarter."

Order Backlog

Our backlog of open orders at October 1, 2004 scheduled for delivery within the next five months (October 2, 2004 - February 25, 2005) increased 7% to $46.6 million, compared to $43.5 million at October 3, 2003.

At October 1, 2004, the open order backlog for delivery in the next 12 months increased 7% to $62.9 million, from $58.8 million at October 3, 2003.

Mr. Fisher continued, "Our increase in open orders scheduled for delivery over the next five months is due primarily to the growth in our technical running footwear category in both our international and domestic markets and to the impact of a weaker U.S. dollar. Despite strong sales of our mid-priced cross-over and originals footwear products in the quarter ended October 1, 2004, our open orders scheduled for delivery over the next five months for the mid-priced cross-over and originals categories did not meet our expectations at October 1, 2004. However, we expect that our focus in technical footwear and the expansion of our brand reach in cross-over and originals footwear are and will continue to be keys to our effort to meet our long-term growth objectives."

Cash, Inventory and Working Capital

Mr. Fisher remarked, "Our cash and cash equivalents and short-term investments decreased during the first nine months of fiscal 2004 from our fiscal 2003 year end balances, due in large measure to the payment of regular and special cash dividends, cash expended for the initial phase of the expansion and renovation of our corporate headquarters and the use of cash to finance our seasonal working capital needs. Our day's sales in accounts receivable, defined as the number of average daily net sales in our accounts receivable as of the period end date and calculated by dividing the end of period accounts receivable by the average daily net sales for the period, increased to 54 days at October 1, 2004, compared to 51 days at October 3, 2003. The number of days sales in inventory, defined as the number of average daily cost of sales in our inventory as of the period end date and calculated by dividing the end of period inventory by the average daily cost of sales for the period, increased to 81 days at October 1, 2004, compared to 76 days at October 3, 2003. We made significant progress as our day's sales in inventory at October 1, 2004 decreased by 12 days when compared to our day's sales in inventory at July 2, 2004. We remain committed to proactively managing our working capital to achieve greater efficiencies."

Net Sales

Net sales for the third quarter of 2004 increased 32% to $42.3 million, compared to $32.0 million in the third quarter of 2003. Domestic net sales increased 38% to $31.3 million in the third quarter of 2004, compared to $22.6 million in the third quarter of 2003. Our domestic sales increase in the third quarter of 2004 was due primarily to increased footwear unit volume and, to a lesser extent, increased Hind apparel unit volume and increased sales at our factory outlet stores. International net sales increased 17%, to $11.0 million in the third quarter of 2004, compared to $9.4 million in the third quarter of 2003. Our international sales increase in the third quarter of 2004 was due primarily to increased footwear unit volume and, to a lesser extent, favorable changes in foreign exchange rates as compared to the third quarter of 2003. Saucony brand footwear and apparel accounted for approximately 81% of total third quarter 2004 net sales, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Net sales for the nine months ended October 1, 2004 increased 26% to $133.2 million, compared to $105.5 million in the comparable period in 2003. Domestic net sales increased 29% to $102.7 million, compared to $79.3 million in the comparable period in 2003. Our domestic sales increase in the nine months ended October 1, 2004 was due primarily to increased footwear unit volume and, to a lesser extent, increased sales at our factory outlet stores. International net sales for the nine months ended October 1, 2004 increased 16% to $30.5 million, compared to $26.2 million in the comparable period in 2003. Our international sales increase in the nine months ended October 1, 2004 was due primarily to favorable changes in foreign exchange rates as compared to the comparable period in 2003 and, to a lesser extent, increased footwear unit volume. Saucony brand footwear and apparel account for approximately 85% of net sales during the first nine months of 2004, while a combination of Hind apparel and factory outlet stores net sales account for the balance.

Gross Margin

The Company's gross margin in the third quarter of fiscal 2004 increased 70 basis points to 41.3%, compared to 40.6% in the third quarter of 2003, due primarily to favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, higher levels of domestic at once shipments, which carry lower discounts, and improved margins at our factory outlet division. Partially offsetting these factors in the third quarter of 2004 were increased footwear unit volume of our mid-priced cross-over footwear sold into the athletic mall, sporting goods and value channel at lower gross margins that include rebates provided to certain Saucony domestic customers and increased inventory reserve provisions for certain slow-moving Saucony domestic footwear styles.

For the first nine months of 2004, gross margin increased 160 basis points to 41.0%, compared to 39.4% in the comparable period of 2003, due primarily to favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, improved margins on Hind brand apparel, due to increased sales of first quality product at higher margin and lower sales of closeout apparel, higher levels of domestic at once shipments, which carry lower discounts, and improved margins at our factory outlet division. Partially offsetting these factors in 2004 were increased footwear unit volume of our mid-priced cross-over footwear sold into the athletic mall, sporting goods and value channel at lower gross margins that include rebates provided to certain Saucony domestic customers and increased inventory reserve provisions for certain slow-moving Saucony domestic footwear styles.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales decreased to 27.8% in the third quarter of 2004, compared to 29.9% in the third quarter of 2003. In absolute dollars, selling, general and administrative expenses increased 23%, due primarily to increased legal and other professional fees, administrative and selling payroll, operating expenses associated with the expansion of our factory outlet division, account specific advertising and promotion, variable selling expenses and promotions. Included in general and administrative expenses in the third quarter of 2004 were $415,000 of professional fees associated with our assessment of internal controls as required under Section 404 of the Sarbanes-Oxley Act and $300,000 of legal fees related to our review of strategic alternatives and related matters. Selling expenses as a percentage of net sales in the third quarter of 2004 were 12.4%, compared to 13.7% in the comparable 2003 period, while general and administrative expenses were 15.4% of net sales in the third quarter of 2004, compared to 16.2% in the third quarter of 2003.

For the nine months ended October 1, 2004, selling, general and administrative expenses as a percentage of net sales decreased to 27.6%, compared to 28.8% in the comparable period of 2003. In absolute dollars, selling, general and administrative expenses increased 21%, due primarily to increased administrative and selling payroll, increased legal and professional fees, operating expenses associated with our factory outlet division expansion, print media advertising, professional fees, variable selling expenses and account specific advertising and promotion. Included in general and administrative expenses in the nine months ended October 1, 2004 were $775,000 of professional fees associated with our assessment of internal controls as required under Section 404 of the Sarbanes-Oxley Act and $300,000 of legal fees related to our review of strategic alternatives and related matters. General and administrative expenses in the nine months ended October 3, 2003 included a favorable litigation settlement which reduced bad debt expense by $566,000. Selling expenses as a percentage of net sales in the nine months ended October 1, 2004 were 13.2%, compared to 13.5% in the comparable 2003 period, while general and administrative expenses were 14.4% of net sales in the nine months ended October 1, 2004, compared to 15.3% in the comparable period of 2003.

Non-Operating Income (Expense)

Non-operating income increased in the third quarter of 2004 to $91,000, compared to income of $46,000 in the third quarter of 2003. The increase was due to foreign currency gains of $26,000 in the third quarter of 2004, compared to foreign currency losses of $41,000 in the third quarter of 2003, due primarily to losses on forward foreign currency contracts in the third quarter of 2003 and an increase in interest income in the third quarter of 2004 to $66,000, compared to interest income of $49,000 in the third quarter of 2003, due to higher interest rates earned on our invested cash balances.

For the nine months ended October 1, 2004, non-operating income (expense) decreased to an expense of $132,000, compared to income of $243,000 in the comparable period of 2003. The decrease was due to foreign currency exchange losses of $335,000 in the nine months ended October 1, 2004, compared to foreign currency gains of $17,000 in the comparable period of 2003, due primarily to losses on forward foreign currency contracts in the nine months ended October 1, 2004 and recognizing $146,000 of accumulated other comprehensive losses from the closing and relocation of our Saucony International administrative office.

Net Income

Net income for the third quarter of 2004 was $3.4 million, or $0.45 per Class A share and $0.49 per Class B share on a diluted basis, compared to $2.2 million, or $0.32 per Class A share and $0.35 per Class B share on a diluted basis, in the third quarter of 2003. Weighted average common shares and common stock equivalents used to calculate diluted earnings per share for the third quarter of 2004 and 2003 consisted of, 2,521,000 Class A and 4,709,000 Class B shares and 2,521,000 Class A and 3,899,000 Class B shares, respectively.

For the nine months ended October 1, 2004, net income was $10.7 million, or $1.43 per Class A share and $1.58 per Class B share on a diluted basis, compared to $7.0 million, or $1.05 per Class A share and $1.15 per Class B share on a diluted basis, for the first nine months of 2003. Weighted average common shares and common stock equivalents used to calculate diluted earnings per share for the first nine months of 2004 and 2003 consisted of, 2,521,000 Class A and 4,524,000 Class B shares and 2,522,000 Class A and 3,808,000 Class B shares, respectively.

Net income available to the Company's common stockholders is allocated among our two classes of common stock, Class A Common Stock and Class B Common Stock. The allocation among each class is based upon the two-class method. Under the two-class method, earnings per share for each class of common stock are presented. The two-class presentation method is required as a result of the Company having two classes of common stock with different participation rights in undistributed earnings.

The increase in the weighted average common shares and equivalents in the third quarter of 2004 and for the nine months ended October 1, 2004, as compared to the third quarter of 2003 and the nine months ended October 3, 2003, was due to the issuance of approximately 356,000 Class B common shares pursuant to the exercise of stock options and stock purchase warrants and customary dilutive adjustments in the number of outstanding options to purchase our Class B common stock and the exercise price of such options in connection with the special cash dividend on our common stock announced on February 17, 2004.

Mr. Fisher concluded, "We believe that we are on track to post another strong year in fiscal 2004 and to further grow Saucony's position in the marketplace. Our success to date underscores our ongoing commitment to innovation and the highest level of execution and reflects the hard work and dedication of all our employees around the globe. We move forward with a powerful brand, strong balance sheet and a management team focused on capitalizing on the opportunities that lie ahead."


Business Outlook

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. The following information replaces our previous guidance.


Fourth Quarter and Fiscal Year 2004

The Company expects fully diluted earnings per share to range from $0.12 to $0.13 for Class A shares and $0.13 to $0.14 for Class B shares for the fourth quarter of 2004 and to range from $1.53 to $1.54 for Class A shares and $1.68 to $1.69 for Class B shares for the year.

The Company expects fourth quarter net sales to range from $33 million to $34 million. The Company expects net sales for the year to range from $166 million to $167 million.

The Company expects gross margins of approximately 39% for the fourth quarter and approximately 40.5% for the year.

The Company expects selling, general and administration expenses, as a percentage of net sales, to range from 34% to 35% for the fourth quarter and to be approximately 29% for the year. The Company expects selling, general and administration expenses to include costs related to our review of strategic alternatives of approximately $400,000 for the fourth quarter and approximately $700,000 for the year.

The Company expects weighted average fully diluted common shares and equivalents to be approximately 2.5 million Class A and 4.7 million Class B shares and 2.5 million Class A and 4.6 million Class B shares, respectively, for the fourth quarter and for the year.

Investor Conference Call

The Company will provide a web simulcast and rebroadcast of its third quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for October 27, 2004, beginning at 8:30 a.m. Eastern Time and will be accessible online at www.companyboardroom.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through October 27, 2005.

                               _ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and
Exchange Commission on April 1, 2004, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, net sales, gross margins, selling, general and administrative expenses, weighted average fully diluted common shares and other operating results that will be achieved by the Company in any period because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.





                                          SAUCONY, INC. AND SUBSIDIARIES
                                       Condensed Consolidated Balance Sheet

                                                    (Unaudited)
                                      (in thousands, except per share amounts)

                                                      ASSETS

                                                                 October 1,                      January 2,
                                                                   2004                             2004
                                                                 ---------                      -----------

Current assets:
   Cash and cash equivalents.....................................$  11,389                      $   41,781
   Short-term investments........................................   13,814                           5,788
   Accounts receivable...........................................   26,268                          19,167
   Inventories...................................................   23,391                          22,421
   Prepaid expenses and other current assets.....................    3,346                           3,669
                                                                 ---------                      ----------
     Total current assets........................................   78,208                          92,826
                                                                 ---------                      ----------

Property, plant and equipment, net...............................    9,100                           6,201

Other assets:
   Goodwill......................................................      912                             912
   Deferred charges, net.........................................      150                             124
   Other.........................................................      109                             130
                                                                 ---------                      ----------
     Total other assets..........................................    1,171                           1,166
                                                                 ---------                      ----------

Total assets.....................................................$  88,479                      $  100,193
                                                                 =========                      ==========


                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of capitalized lease obligations...........$      63                      $       --
   Accounts payable..............................................    6,690                           9,259
   Accrued expenses and other current liabilities................   11,651                           9,544
                                                                 ---------                      ----------
     Total current liabilities...................................   18,404                          18,803
                                                                 ---------                      ----------

Long-term obligations:
   Capitalized lease obligations, net of current portion.........      156                              --
   Deferred income taxes.........................................    2,208                           2,016
                                                                 ---------                      ----------
     Total long-term obligations.................................    2,364                           2,016
                                                                 ---------                      ----------

Minority interest in consolidated subsidiaries...................      443                             320
                                                                 ---------                      ----------

Stockholders' equity:
   Common stock, $.33 1/3 par value..............................    2,179                           2,307
   Additional paid in capital....................................   16,866                          19,010
   Retained earnings.............................................   47,360                          63,655
   Accumulated other comprehensive income........................      863                             505
   Common stock held in treasury, at cost........................       --                          (6,423)
                                                                 ---------                      ----------
     Total.......................................................   67,268                          79,054
                                                                 ---------                      ----------

Total liabilities and stockholders' equity.......................$  88,479                      $  100,193
                                                                 =========                      ==========




                                           SAUCONY, INC. AND SUBSIDIARIES
                                     Condensed Consolidated Statements of Income
                     For the Quarters and Nine Months ended October 1, 2004 and October 3, 2003

                                                     (Unaudited)
                                      (in thousands, except per share amounts)


                                                                                             Nine           Nine
                                                             Quarter        Quarter         Months         Months
                                                              Ended          Ended          Ended          Ended
                                                           October 1,      October 3,     October 1,     October 3,
                                                              2004            2003           2004          2003
                                                            ---------      ---------      ---------      ---------

Net sales..................................................$   42,266     $   31,978     $  133,214     $  105,518
Other revenue .............................................        95             94            377            257
                                                           ----------     ----------     ----------     ----------
Total revenue .............................................    42,361         32,072        133,591        105,775
                                                           ----------     ----------     ----------     ----------

Costs and expenses
   Cost of sales...........................................    24,797         18,983         78,617         63,899
   Selling expenses........................................     5,223          4,396         17,592         14,266
   General and administrative expenses.....................     6,527          5,172         19,117         16,127
                                                           ----------     ----------     ----------     ----------
     Total costs and expenses..............................    36,547         28,551        115,326         94,292
                                                           ----------     ----------     ----------     ----------

Operating income...........................................     5,814          3,521         18,265         11,483
Non-operating income (expense)
   Interest income.........................................        66             49            192            176
   Interest expense........................................        --             --             (5)            (5)
   Foreign currency........................................        26            (41)          (335)            17
   Other...................................................        (1)            38             16             55
                                                           ----------     ----------      ---------     ----------
Income before income taxes and minority interest...........     5,905          3,567         18,133         11,726
Provision for income taxes.................................     2,401          1,359          7,289          4,577
Minority interest in income of consolidated subsidiaries...        46             29            110            135
                                                           ----------     ----------     ----------     ----------
Net income.................................................$    3,458     $    2,179     $   10,734     $    7,014
                                                           ==========     ==========     ==========     ==========

Per share amounts:

Earnings per share:
   Basic:
       Class A common stock................................$     0.50     $     0.34     $     1.57     $     1.09
                                                           ==========     ==========     ==========     ==========
       Class B common stock................................$     0.55     $     0.37     $     1.72     $     1.20
                                                           ==========     ==========     ==========     ==========
   Diluted:
       Class A common stock................................$     0.45     $     0.32     $     1.43     $     1.05
                                                           ==========     ==========     ==========     ==========
       Class B common stock................................$     0.49     $     0.35     $     1.58     $     1.15
                                                           ==========     ==========     ==========     ==========

Weighted average common shares and equivalents outstanding:
   Basic:
       Class A common stock................................     2,521          2,521          2,521          2,522
       Class B common stock................................     4,011          3,603          3,935          3,570
                                                           ----------     ----------     ----------     ----------
                                                                6,532          6,124          6,456          6,092
                                                           ==========     ==========     ==========     ==========
   Diluted:
       Class A common stock................................     2,521          2,521          2,521          2,522
       Class B common stock................................     4,709          3,899          4,524          3,808
                                                           ----------     ----------     ----------     ----------
                                                                7,230          6,420          7,045          6,330
                                                           ==========     ==========     ==========     ==========

Cash dividends per share of common stock:
       Class A common stock................................$    0.050     $    0.040     $    4.150     $    0.080
       Class B common stock................................$    0.055     $    0.044     $    4.165     $    0.088
